CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Energy Infrastructure Acquisition Corporation

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated February 6, 2006, on the financial statements of Energy Infrastructure Acquisition Corporation (a corporation in the development stage) as of December 31, 2005 and for the period from August 11, 2005 (inception) to December 31, 2005, which appears in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP

New York, New York
February 7, 2006